Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FORBRIGHT, INC.
Forbright, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),
DOES HEREBY CERTIFY:
(1)The name of the Corporation is Forbright, Inc. (the “Corporation”).
(2)The name under which the Corporation was originally incorporated was “Congressional Bancshares, Inc.” and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Maryland on April 14, 2005. The Corporation was converted to a Delaware Corporation pursuant to the DGCL on April 12, 2021.
(3)The Certificate of Conversion of the Corporation and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 12, 2021.
(4)The Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 18, 2022.
(5)This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.
RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated in its entirety to read as follows:
ARTICLE I
The name of the corporation is Forbright, Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
4.1    Capitalization. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 150,000,000, consisting of 120,000,000 shares of Class A Voting Common Stock, par value $0.001 per share (“Voting Common Stock”), 25,000,000 shares of Class B Non-Voting Common Stock, par value $0.001 per share (“Non-Voting Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), (i) each share of the Corporation’s Voting Common Stock, par value $0.001 per share, issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any shareholder, be reclassified as, and shall become, one share of Class A Voting Common Stock and (ii) each share of the Corporation’s Non-Voting Common Stock, par value $0.001 per share, issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any shareholder, be reclassified as, and shall become, one share of Class B Non-Voting Common Stock.
4.2    Voting Common Stock and Non-Voting Common Stock.
(a)    Voting Rights.
(i)    Voting Common Stock. Each holder of Voting Common Stock, as such, shall be entitled to one vote for each share of Voting Common Stock held of record by such holder in the election of directors and on all matters on which stockholders generally are entitled to vote. In addition to any other vote required by law, the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) any provision of this Certificate of Incorporation that adversely affects the privileges, preferences or rights of the Voting Common Stock contained in this Certificate of Incorporation in a manner that is adverse to the Voting Common Stock relative to the effect of such amendment, alteration or repeal on the Non-Voting Common Stock.
(ii)    Non-Voting Common Stock. Holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter and shall not have the right to participate in any meeting of stockholders or to have notice thereat except (1) as otherwise required by law and (2) the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) any provision of this Certificate of Incorporation in a manner that significantly and adversely affects the privileges, preferences or rights of the Non-Voting Common Stock contained in this Certificate of Incorporation. Each holder of Non-Voting Common Stock, as such, shall be entitled to one vote for each share of Non-Voting Common Stock held of record by such holder on all matters on which holders of Non-Voting Common Stock are entitled to vote pursuant to this Certificate of Incorporation.
(b)    Dividends, Other Distributions and Liquidation.
(i)    Subject to the rights of the holders of any series of Preferred Stock, holders of Voting Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared by the board of directors of the Corporation (the “Board”) on the Voting Common Stock from time to time out of assets or funds of the Corporation legally available therefor, subject to Section 4.2(b)(ii). Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Voting Common Stock, subject to Section 4.2(b)(ii).
(ii)    Except as provided in Section 4.2(a), this Section 4.2(b)(ii) and Section 4.2(c), Non-Voting Common Stock shall in all respects and for all purposes carry the same rights, preferences and privileges as Voting Common Stock (including in respect of dividends or other distributions declared on the Voting Common Stock and in respect of distributions to the Voting Common Stock upon any dissolution, liquidation or winding up of the Corporation) and shall be treated the same as Voting Common Stock (including in any merger, consolidation, reclassification, share exchange or other similar transaction or series of transactions); provided that if the Corporation shall in any manner split, reclassify, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of such other class of stock shall likewise be split, subdivided or combined at the same time, in the same manner proportionately and on the same basis per share; provided, further, that no dividend payable in Voting Common Stock shall be declared on the Non-Voting Common Stock and no dividend payable in Non-Voting Common Stock shall be declared on the Voting Common Stock, but instead, in the case of a stock dividend, each class of stock shall receive such stock dividend in shares of like stock. Subject to the rights of the holders of any series of Preferred Stock and as otherwise provided in this Section 4.2(b), holders of shares of Voting Common Stock and Non-Voting Common Stock shall be entitled to receive such dividends and other distributions in cash, stock, other securities or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(c)    Conversion of Non-Voting Common Stock.
(i)    Each share of Non-Voting Common Stock shall remain Non-Voting Common Stock for as long as it is owned or controlled by the initial holder or any other transferee or assignee of such initial or any subsequent holder; provided, that any such share of Non-Voting Common Stock may convert into an equal number of shares of Voting Common Stock (A) in the hands of the initial holder or any transferee or assignee upon an issuance of Voting Common Stock by the Corporation (including, without limitation, the issuance of Voting Common Stock in respect of equity based compensation granted to directors or employees of the Corporation) or other event having a dilutive effect on such holder’s ownership of Voting Common Stock, subject to the procedures and restrictions set forth in Section 4.2(c)(iv) or (B) automatically, without any further action on the part of any holder, in the hands of a third-party transferee or assignee unaffiliated with the transferor, but only if such share of Non-Voting Common Stock is transferred or assigned: (1) to the Corporation; (2) in a widespread public distribution of the Corporation’s securities; (3) to a transferee or assignee that would control more than fifty percent (50%) of every class of the Corporation’s outstanding “voting securities” (as defined for the purposes of the Bank Holding Company Act of 1956, as amended, and any rules or regulations promulgated thereunder) without any transfer from the transferor; or (4) in a transaction in which no transferee or assignee (or group of associated transferees or assignees) would receive two percent (2%) or more of any class of voting securities of the Corporation outstanding at such time (each of the transactions described in clauses (1) through (4), a “Convertible Transfer”). The term “Convertible Holder” means a holder of Non-Voting Common Stock, other than the initial holder of such Non-Voting Common Stock or an affiliate thereof, who acquires one or more shares of Non-Voting Common Stock in a Convertible Transfer.
(ii)    Upon a Convertible Transfer, a holder shall surrender to the Corporation (at the principal office of the Corporation) a certificate or certificates (if any) representing all or part of the holder’s shares of Non-Voting Common Stock that are the subject of such Convertible Transfer and, upon the surrender of such certificates, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non Voting Common Stock represented by such certificates, and the Corporation elects to issue physical certificates, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Voting Common Stock. In any Convertible Transfer, the conversion of the applicable shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock shall be deemed to have been effected as of the effectiveness of such Convertible Transfer, all rights of the transferor shall cease with respect to such shares of Non-Voting Common Stock at such time and the transferee shall receive shares of Voting Common Stock in such transfer which shall be issued in such transferee’s name on the stock transfer books of the Corporation. Notwithstanding any other provision hereof, if a conversion of Non-Voting Common Stock is to be made in connection with a merger, reorganization, consolidation, reclassification or other transaction in which the shares of Voting Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or in any dissolution or liquidation, the conversion of any shares of Non-Voting Common Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.
(iii)    Upon a conversion pursuant to subsection (c)(ii), each converted share of Non-Voting Common Stock shall be canceled and become an authorized but unissued share of Non-Voting Common Stock. The Corporation shall from time to time reserve for issuance out of its authorized but unissued shares of Voting Common Stock, or shall keep available (solely for the purposes of issuance upon conversion of shares of Non-Voting Common Stock) shares of Voting Common Stock held by the Corporation as treasury stock, the number of shares of Voting Common Stock into which all outstanding shares of Non-Voting Common Stock may be converted. The conversion of shares of Non-Voting Common Stock pursuant to this Section 4.2(c) shall be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection with such conversion.
(iv)    With respect to an occurrence under Section 4.2(c)(i)(A) above (a “Triggering Event”), the Corporation shall give written notice to all holders of Non-Voting Common Stock within ten (10) days of the end of each fiscal quarter in which a Triggering Event occurred of their right to convert Non-Voting Common Stock into Voting Common Stock in respect of one or more Triggering Events that occurred during such fiscal quarter. The Corporation may separately elect to provide written notice of the occurrence of a Triggering Event on an earlier basis. In either case, each applicable holder must deliver a Conversion Notice to the Corporation within ten (10) days of the date of such notice of its intent to so convert (any such holder providing a Conversion Notice to the Corporation of its intent to convert Non-Voting Common Stock to Voting Common Stock pursuant to this paragraph, a “Converting Holder”). A Converting Holder may not exercise this right to convert Non-Voting Common Stock to Voting Common Stock pursuant to this paragraph to the extent such holder would acquire a higher percentage of the Voting Common Stock after exercise of its right to convert than such holder controlled immediately prior to the Triggering Event(s) occurring during the fiscal quarter for which they have been notified. For purposes of calculating such Converting Holder’s percentage of the Voting Common Stock after exercise of its right to convert with respect to one or more Triggering Events, the conversions by all other Converting Holders pursuant to their respective Conversion Notices with respect to such Triggering Event(s) will be taken into account (and such Converting Holder’s Conversion Notice may specify that conversions by other Converting Holders shall be taken into account by the Corporation when calculating the number of shares of Non-Voting Common Stock to be converted by such Converting Holder in order to maintain the percentage of the Voting Common Stock such holder controlled immediately prior to the Triggering Event).

(d)    Treatment of Non-Voting Common Stock upon Merger, etc. In the event of any merger, consolidation, reorganization, share exchange, reclassification or other similar transaction in which the shares of Voting Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time also be exchanged or changed for an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Voting Common Stock would be entitled to receive as a result of such transaction; provided that at the election of such holder, any securities issued with respect to the Non-Voting Common Stock shall be non-voting securities under the resulting corporation’s organizational documents and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Non-Voting Common Stock then outstanding) and take such actions necessary to ensure that holders of the Non-Voting Common Stock shall retain securities with substantially the same privileges, limitations and relative rights as the Non-Voting Common Stock (taking into account the terms of the securities received by the holders of the Voting Common Stock). Subject to the foregoing, in the event the holders of Voting Common Stock are provided the right to convert or exchange Voting Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock shall be provided the same right based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Voting Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Voting Common Stock from its stockholders generally, the Corporation shall offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Voting Common Stock, the Corporation shall provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such offering; provided that any shares issued with respect to the Non-Voting Common Stock shall be issued in the form of Non-Voting Common Stock rather than Voting Common Stock.
4.3    Preferred Stock.
(a)    Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including, without limitation, the following:
(i)    the distinctive serial designation of such series which shall distinguish it from other series;
(ii)    the number of shares included in such series;

(iii)    the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
(iv)    whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
(v)    the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;
(vi)    the price or prices at which, the period or periods within which, and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
(vii)    the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
(viii)    whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;
(ix)    whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and
(x)    any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.
(b)    Unless otherwise provided in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled to vote on any amendment or alteration of this Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock.

(c)    Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Voting Common Stock or Non-Voting Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL.
(d)    Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.
(e)    Unless otherwise provided in the resolution or resolutions of the Board or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.
ARTICLE V
No holder of any capital stock of the Corporation shall have any preemptive rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued capital stock of the Corporation or of any additional capital stock issued by reason of any increase of authorized capital stock of the Corporation or other securities whether or not convertible into capital stock of the Corporation.
ARTICLE VI
In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to adopt, amend or repeal bylaws of the Corporation, subject to the power of the holders of Voting Common Stock of the Corporation to alter or repeal any bylaws whether adopted by them or otherwise; provided, that the affirmative vote of holders of not less than eighty percent (80%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, shall be required for the holders of Voting Common Stock to adopt new bylaws or to alter, amend, or repeal bylaws.
ARTICLE VII
7.1    Number of Directors: Classes; Election. The number of directors of the Corporation shall be fixed from time to time by resolution of the directors. The directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board, with the initial term of office of the first class of such directors to expire at the 2022 annual meeting of stockholders of the Corporation, the initial term of office of the second class of such directors to expire at the 2023 annual meeting of stockholders of the Corporation and the initial term of office of the third class of such directors to expire at the 2024 annual meeting of stockholders of the Corporation, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term of three years following their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director. Election of directors need not be by written ballot unless the bylaws so provide.
7.2    Removal of Directors. A director may be removed from office only (a) pursuant to the terms of any Investor Rights Agreement by or among the Corporation and one or more of its shareholders (whether executed and effective before, on or after the effectiveness of this Certificate of Incorporation, any such agreement an “Investor Rights Agreement” or, for purposes of Article XV, all such agreements collectively, the “Stockholders’ Agreement”), that provides for removal, (b) pursuant to the rights of holders of any series of Preferred Stock with respect to the election of directors or (c) by the stockholders of the corporation for Cause. “Cause” for purposes hereof means any of (i) a final, non-appealable conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (ii) willful misconduct or gross negligence in the performance of the director’s duties to the Corporation that results in material harm to the Corporation; (iii) a final, non-appealable judicial determination that the director committed fraud, dishonesty, or a willful violation of any law or regulation applicable to the Corporation’s business; or (iv) a willful and material breach of the director’s fiduciary duties to the Corporation.
ARTICLE VIII
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.
ARTICLE IX
Notwithstanding anything else in this Certificate of Incorporation to the contrary, an affirmative vote of the holders of not less than sixty-six and two thirds percent (66 2/3%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions); provided that Article VI and Article XV shall not be amended, altered or repealed except upon the affirmative vote of not less than eighty percent (80%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
ARTICLE X
10.1    Limited Liability of Directors or Officers. No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (a) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders; (b) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) a director under Section 174 of the DGCL; or (d) an Officer in any action by or in the right of the Corporation. No amendment, modification or repeal of this Section 10.1 shall adversely affect any right or protection of a director or Officer that exists at the time of such amendment, modification or repeal. All references in this Article X to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.
10.2    Indemnification. To the fullest extent permitted by the DGCL, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the Corporation’s directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through the Corporation’s bylaws, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to any applicable federal or state bank holding company or bank regulatory laws or regulations or any applicable limitations of Delaware law. The rights to indemnification and to the advancement of expenses conferred in this Section 10.2 shall not be exclusive of any other right which any such person may have or may hereafter acquire under this Certificate of Incorporation, the Corporation’s bylaws, any statute, agreement, insurance policy, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of this Section 10.2 shall adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.
ARTICLE XI
11.1    To ensure the preservation of certain tax attributes for the benefit of the Corporation and its stockholders, certain restrictions on the transfer of Corporation Securities (as defined below) are hereby established as more fully set forth in this Article XI.
11.2    Definitions. For purposes of this Article XI, the following terms shall have the meanings indicated (and any references to any portions of Section 382 of the Code and Treasury Regulations Sections 1.382-2, 1.382-2T, 1.382-3, 1.382-4 and 1.1502-92 shall include any successor provisions):

“Acquiring Group” means any group of Persons where one or more Persons in such group acquires or seeks to acquire beneficial ownership of Corporation Securities and one or more other Persons in such group acquires or seeks to acquire beneficial ownership of Corporation Group Securities other than Corporation Securities (other than an indirect acquisition solely as a result of the acquisition of Corporation Securities) pursuant to a plan or arrangement within the meaning of Treasury Regulations Section 1.1502-92(c)(3)(i).
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any investment fund (including any continuation vehicle or successor fund) now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.
“Agent” means an agent designated by the Board.
 “Beneficial Ownership” of, and to “Beneficially Own”, any securities means, with respect to a Person, such securities (i) which such Person is considered to own under general federal income tax principles, (ii) which such Person would be deemed to directly, indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder and (iii) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulations Section 1.382-3(a)(1).
“Code” means the Internal Revenue Code of 1986, as amended.
“Corporation Group Securities” means (a) Corporation Securities and (b) any other interests in any of the Corporation’s consolidated (for U.S. federal income tax purposes) subsidiaries designated as “stock” by the Board, as disclosed in a United States Securities and Exchange Commission (the “SEC”) filing by the Corporation.
“Corporation Securities” means (a) the Voting Common Stock and the Non-Voting Common Stock, (b) any other interest designated as “stock” of the Corporation by the Board, as disclosed in a SEC filing by the Corporation, and (c) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulations Sections 1.382-2(a)(3) or 1.382-2T(f)(18), including any option treated as exercised under Treasury Regulations Section 1.382-4(d).
“Corporation U.S. Consolidated Group” means the U.S. federal income tax consolidated group of which the Corporation U.S. Consolidated Group Parent is the common parent and any successor to such consolidated group by operation of law or otherwise.
“Corporation U.S. Consolidated Group Parent” means the Corporation and any successor to the Corporation by operation of law or otherwise.

“Excess Securities” means Corporation Securities that are the subject of a Prohibited Transfer.
“Initial Substantial Stockholder” means a Person who was a Substantial Stockholder immediately prior to the effectiveness of this Amended and Restated Certificate of Incorporation.
“Percentage Stock Ownership” means the percentage stock ownership interest in the Corporation U.S. Consolidated Group Parent of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulations Sections 1.382-2T(g), (h), (j) and (k) and 1.382-4 (i.e., the constructive ownership and attribution rules of the regulations); provided that (a) percentage stock ownership is to be measured based on Beneficial Ownership, (b) if any Person is a member of an Acquiring Group, such Person’s Percentage Stock Ownership in the Corporation U.S. Consolidated Group Parent shall take into account any ownership of additional shares of stock treated as issued by the Corporation U.S. Consolidated Group Parent under Treasury Regulations Section 1.1502-92 as a result of the Acquiring Group’s planned or actual acquisition of the Corporation Group Securities (applying such sections with reference to the Corporation U.S. Consolidated Group Parent as the common parent, including under supplemental rules for determining an ownership change and treating the Corporation U.S. Consolidated Group Parent as having “actual knowledge” of all plans and acquisitions of Corporation Group Securities for purposes of applying Treasury Regulations Section 1.1502-92(c)(2)(iii)), (c) for purposes of applying Treasury Regulations Section 1.382-2T(k)(2), the Corporation U.S. Consolidated Group Parent shall be treated as having “actual knowledge” of the beneficial ownership of all interests in the Corporation U.S. Consolidated Group Parent attributable to outstanding Corporation Group Securities that would be attributed to any individual or entity, and (d) for the sole purpose of determining the Percentage Stock Ownership of any Person that is an entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Corporation Group Securities held by such Person shall not be treated as no longer owned by such Person pursuant to Treasury Regulations Section 1.382-2T(h)(2)(i)(A).
“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, association, unincorporated association or organization, trust or similar entity, provided that for all purposes of this Article XI, any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of stock within the meaning of Treasury Regulations Section 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulations Section 1.382-3(a)(1) shall be treated as a “Person,” and references to any Person shall include any successor (by merger or otherwise) of any such Person.
“Prohibited Distributions” means any dividends or other distributions that were received by a Purported Transferee from the Corporation with respect to the Excess Securities received by a Purported Transferee.
“Proposed Transaction” has the meaning provided for in Section 11.4(b) of this Article XI.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article XI.
“Public Group” means a “public group” as that term is defined in Section 382 of the Code and the Treasury Regulations thereunder.
“Purported Transferee” has the meaning provided for in Section 11.3 of this Article XI.
“Request” has the meaning provided for in Section 11.4(b) of this Article XI.
“Requesting Person” has the meaning provided for in Section 11.4(b) of this Article XI.
“Restriction Release Date” means the earliest of:
(a)    the repeal, amendment or modification of Section 382 of the Code (and any comparable successor provisions) in such a way as to render the restrictions imposed by Section 382 of the Code no longer applicable to the Corporation U.S. Consolidated Group;
(b)    the beginning of a taxable year of the Corporation U.S. Consolidated Group (or any successor thereof) in which the Board determines that no Tax Benefits are available;
(c)    the date selected by the Board if the Board determines that the limitation amount imposed by Section 382 of the Code as of such date in the event of an “ownership change” of the Corporation U.S. Consolidated Group Parent (as defined in Section 382 of the Code and Treasury Regulations Sections 1.1502-91 et seq.) would not materially affect the utilization of the Tax Benefits available to the Corporation U.S. Consolidated Group; and
(d)    the date selected by the Board if the Board determines that it is in the best interests of the Corporation’s stockholders for the restrictions set forth in Section 11.3 of this Article XI to be removed or released.
“Substantial Stockholder” means a Person with a Percentage Stock Ownership of 4.9% or more.
“Tax Benefit” means any net operating loss carryovers, capital loss carryovers, excess interest deduction carryovers, general business credit carryovers, alternative minimum tax credit carryovers, disallowed business interest expense carryover, and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation U.S. Consolidated Group or any member thereof.
“Transfer” means any direct, indirect or deemed purchase, acquisition, transaction, exchange or other action taken by a Person, other than the Corporation, that alters the Beneficial Ownership of any Person, including, without limitation, (a) the creation or grant of any pledge (or other security interest), right or option with respect to Corporation Securities, including an option within the meaning of Treasury Regulations Section 1.382-4(d)(9), (b) the exercise of any such pledge, right or option, (c) any other transaction treated under the applicable rules under Section 382 of the Code as a direct, indirect or constructive acquisition (including the acquisition of an ownership interest in a Substantial Stockholder) or (d) in the case of a Person that is a partnership, limited liability company, or similar “pass-through” entity for federal income tax purposes, a Transfer shall also include any change in the ownership of the equity interests of such Person (such as a transfer or redemption of a limited partnership interest or a change in the identity of the limited partners), if such change would be treated as an acquisition of Corporation Securities by an ultimate Beneficial Owner under the constructive ownership and attribution rules of Section 382 of the Code, provided that “Transfer” shall not include any such acquisition unless, as a result, there would be an increase in any Person’s Percentage Stock Ownership.
“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations, promulgated under the Code, as amended from time to time.
11.3    Prohibited Transfers. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to any Person (a “Purported Transferee”) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), (a) any Person shall become a Substantial Stockholder, (b) the Percentage Stock Ownership interest of any Substantial Stockholder shall be increased or (c) until September 30, 2027, the Percentage Stock Ownership interest of any Public Group shall be increased (other than due to a Transfer of Corporation Securities by an Initial Substantial Stockholder in connection with the Corporation’s initial public offering). In furtherance of the purposes herein, on or prior to September 30, 2027, a Transfer to the Depository Trust Company (“DTC”), CDS Clearing and Depository Services Inc. (“CDS”) or to any other securities intermediary, as such term is defined in § 8-102(a)(14) of the Delaware Uniform Commercial Code, of Corporation Securities not previously held through DTC, CDS or such intermediary shall nonetheless be prohibited without the prior authorization of the Board, and after September 30, 2027, such Transfer shall be permitted (i) with the prior authorization of the Board, (ii) if made in connection with an underwritten public offering of securities, (iii) if made in connection with a Transfer that is excepted from treatment as a Prohibited Transfer pursuant to Section 11.4(a), or (iv) if made in connection with a Transfer to, or between members of, any Public Group.
11.4    Exceptions; Authorized Transfers.
(a)    The restrictions set forth in Section 11.3 of this Article XI shall not apply to an attempted Transfer (and such Transfer shall not be considered a Prohibited Transfer) if such Transfer is (i) made as part of certain transactions approved by the Board in accordance with this Section 11.4 of this Article XI, (ii) to the Corporation, (iii) any Transfer of Corporation Group Securities by the Corporation or any affiliate thereof as compensation for services or (iv) made after September 30, 2027 by or to a Substantial Stockholder who was a Substantial Stockholder immediately prior to the Effective Time or any Affiliate of such a Substantial Shareholder.

(b)    The restrictions contained in this Article XI are for the purposes of reducing the risk of any “ownership change” (as defined in Section 382 of the Code) with respect to the Corporation U.S. Consolidated Group that may limit the Corporation U.S. Consolidated Group’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, any Person or Acquiring Group that desires to acquire Corporation Securities in an otherwise Prohibited Transfer or any Substantial Stockholder that desires to Transfer Corporation Securities to a Public Group in an otherwise Prohibited Transfer (each, a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 11.4 of this Article XI. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (i) the name, address, email address and telephone number of the Requesting Person; (ii) the Percentage Stock Ownership then Beneficially Owned by the Requesting Person (without regard to the ownership of Corporation Group Securities in any subsidiary of the Corporation), the then number and percentage (by class) of any Corporation Group Securities in any subsidiary of the Corporation Beneficially Owned by the Requesting Person, and the then number and percentage (by class) of any Corporation Group Securities in any subsidiary of the Corporation Beneficially Owned by any Acquiring Group of which the Requesting Person is a member (and the names and relationship of the Persons within the Acquiring Group); (iii) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (iv) a request that the Board authorize the Proposed Transaction or Proposed Transactions, as applicable, pursuant to this Section 11.4 of this Article XI. The Board shall use commercially reasonable efforts to respond to each Request within twenty (20) business days of receiving such Request, and the failure of the Board to respond during such twenty (20) business day period shall be deemed to result in a Prohibited Transfer. The Board may respond by requesting additional information, indicating it requires additional time to consider the Request or in another reasonable manner. The Board may authorize a Proposed Transaction if the Board determines in its reasonable discretion that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past, concurrent, contemplated or anticipated transactions (whether by the Corporation, by another Person pursuant to a Request or otherwise, whether or not the transaction was a Prohibited Transfer) and transactions involving Corporation Group Securities (including issuances and redemptions) not currently contemplated but which, in the business judgment of the Board, the Corporation should retain the flexibility to pursue) would not create a risk that the Tax Benefits may be jeopardized as a result of the application of Sections 382 and 383 of the Code, allowing for a reasonable margin of safety. Any determination by the Board not to authorize a Proposed Transaction shall cause such Proposed Transaction to continue to be treated as a Prohibited Transfer. The Board may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction, including requiring an affidavit or representations from the Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board), in each case, as to such matters as the Board may reasonably determine with respect to the preservation of the Tax Benefits. The Request shall be considered and evaluated by directors serving on the Board who are independent of the Corporation and the Requesting Person and disinterested with respect to the Request, and the action of a majority of such independent and disinterested directors shall be deemed to be the determination of the Board for purposes of such Request. Any Requesting Person who makes a Request to the Board shall reimburse the Corporation, within thirty (30) days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to evaluating the Proposed Transaction of such Requesting Person, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any reasonable expenses of counsel and/or tax advisors engaged by the Board to advise the Board or deliver an opinion thereto. The Board may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance reasonably satisfactory to the Corporation providing for the reimbursement of such costs and expenses. Any authorization of the Board hereunder may be given prospectively or retroactively.
(c)    The Board may determine in its sole discretion that the restrictions set forth in Section 11.3 of this Article XI shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board, including a Request pursuant to this Section 11.4 of this Article XI, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board hereunder may be made prospectively or retroactively.
The Board or any committee appointed by the Board, to the fullest extent permitted by law, may exercise the authority granted by this Article XI through duly authorized officers or agents of the Corporation. Nothing in this Section 11.4 of this Article XI shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.
(d)    The restrictions contained in this Article XI shall not apply to the extent such restrictions would cause the Corporation to fail to comply with applicable laws and regulations, including applicable regulatory guidance.
11.5    To the fullest extent permitted by law, any stockholder subject to the provisions of this Article XI who knowingly violates the provisions of this Article XI and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.
11.6    Legend; Notation. The Board may require that any certificates representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain a conspicuous legend in substantially the following form, or as may otherwise be determined by the Board, evidencing the restrictions set forth in this Article XI:
“THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED AND

RESTATED FROM TIME TO TIME (THE “CHARTER”), CONTAINS CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CHARTER) OF CORPORATION SECURITIES (AS DEFINED IN THE CHARTER) WITHOUT THE PRIOR AUTHORIZATION OF THE CORPORATION’S BOARD OF DIRECTORS IN ACCORDANCE WITH THE CHARTER IF SUCH TRANSFER MAY CAUSE ANY PERSON TO BECOME OR AFFECT THE PERCENTAGE STOCK OWNERSHIP (AS DEFINED IN THE CHARTER) OF A SUBSTANTIAL STOCKHOLDER (AS DEFINED IN THE CHARTER) (AND IN CERTAIN OTHER LIMITED CIRCUMSTANCES SET FORTH IN THE CHARTER). A COMPLETE AND CORRECT COPY OF THE CHARTER SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”
The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct and require any transfer agent, registrar, broker, securities intermediary or depository with respect to the existence of, and to comply with and effectuate, the requirements of this Article XI for any uncertificated Corporation Securities, Corporation Securities held in an indirect holding system or Corporation Securities otherwise held for the benefit of a Person, in each case, in order to implement the transactions and restrictions otherwise given legal effect hereunder, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.
11.7    Treatment of Excess Securities.
(a)    No officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee of a Prohibited Transfer shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 11.7(b) of this Article XI or until an approval is obtained under Section 11.4 of this Article XI. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 11.7 of this Article XI shall also be a Prohibited Transfer.
(b)    If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer, then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent (in the case of uncertificated Excess Securities, such

Excess Securities shall automatically be deemed to be transferred to the Agent). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over Nasdaq or other national securities exchange on which Corporation Securities may be traded, if possible, or otherwise privately) in a Transfer that is not a Prohibited Transfer; provided, that the Agent shall use reasonable efforts to effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for Corporation Securities or otherwise would adversely affect the value of Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain all or a portion of such sales proceeds to the extent not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 11.7(c) of this Article XI if the Agent rather than the Purported Transferee had resold the Excess Securities. If such sale proceeds include non-cash consideration, the Agent shall sell any such non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible).
(c)    The Agent shall apply any proceeds or any other amounts received by it in accordance with this Section 11.7(c) of this Article XI as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its reasonable costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) if Corporation Securities are traded on any stock exchange, calculated on the basis of the closing market price for Corporation Securities on the day before the Prohibited Transfer, (2) if Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board), which amount shall be determined at the discretion of the Board; and (iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a greater than 4.9% Percentage Stock Ownership, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.9% Percentage Stock Ownership interest shall be paid to two or more organizations qualifying under Section 501(c)(3) of the Code selected by the Board, such that no organization qualifying under Section 501(c)(3) of the Code shall be deemed to possess a

Percentage Stock Ownership in excess of 4.9%. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 11.7 of this Article XI inure to the benefit of the Corporation.
(d)    In the event of any Transfer that does not involve a transfer of Corporation Securities within the meaning of the laws of Delaware, but that would cause a Substantial Stockholder to violate any restriction on Transfer provided for in Section 11.3 of this Article XI, the application of Section 11.7(b) of this Article XI and Section 11.7(c) of this Article XI shall be modified as described in this Section 11.7(d) of this Article XI. In such case, no such Substantial Stockholder shall be required to dispose of any interest that is not a Corporation Security, but such Substantial Stockholder and/or any Person or Acquiring Group whose ownership of Corporation Securities is attributed to or taken into account with respect to such Substantial Stockholder shall, in the case of Section 11.7(b) of this Article XI, be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Stockholder, following such disposition, not to be in violation of this Article XI. Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 11.7(b) and Section 11.7(c) of this Article XI, except that the maximum aggregate amount payable either to such Substantial Stockholder, or to such other Person or Acquiring Group that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value (determined in accordance with Section 11.7(c) of this Article XI) of such Excess Securities at the time of the purported Transfer. All such reasonable expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Stockholder or such other Person or Acquiring Group. The purpose of this Section 11.7(d) of this Article XI is to extend the restrictions in Section 11.3 and Section 11.7(b) of this Article XI to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 11.7(d) of this Article XI, along with the other provisions of this Article XI, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.
(e)    If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 11.7(b) or Section 11.7(d) of this Article XI, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 11.7(e) of this Article XI shall (i) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Article XI to be void ab initio, or (ii) preclude the Corporation in its discretion from immediately instituting legal proceedings without a prior demand. The Board or a committee thereof may authorize such additional actions as it deems advisable to give effect to the provisions of this Article XI.

(f)    The Corporation shall make the written demand described in Section 11.7(b) of this Article XI within thirty (30) days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the Corporation makes such demand at a later date, the provisions of this Article XI shall apply nonetheless. No failure by the Corporation to act within the time periods set forth in Section 11.7 of this Article XI shall constitute a waiver or loss of any right of the Corporation under this Article XI.
11.8    Obligation to Provide Information. Any Person that is a beneficial, legal or record holder of Corporation Securities or a member of an Acquiring Group, and any proposed transferor or transferee of Corporation Securities and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall as and to the extent reasonably requested in writing by the Corporation, use reasonable best efforts promptly to provide such information that the Corporation may request as may be necessary from time to time in order to determine compliance with this Article XI or the status of the Tax Benefits. The Board may decline to authorize a Proposed Transaction, notwithstanding any provision of Section 11.4(b) of this Article XI to the contrary, if any Requesting Person does not provide any information reasonably requested by the Corporation.
11.9    Board Authority.
(a)    The Board or any committee thereof shall have the power to interpret or determine in its reasonable discretion all matters necessary for assessing compliance with this Article XI, including, without limitation, (i) the identification of Substantial Stockholders or Acquiring Groups, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer from the restrictions of Section 11.3 of this Article XI, (iv) the Percentage Stock Ownership of any Substantial Stockholder, (v) whether an instrument constitutes a Corporation Group Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section 11.7(c) of this Article XI, and (vii) any other matters which the Board or such committee determines to be relevant; and the good faith determination of the Board or such committee on such matters shall be conclusive and binding for all the purposes of this Article XI.
(b)    In addition, until the Restriction Release Date, the Board or any committee thereof may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation that are consistent with the provisions of this Article XI for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation U.S. Consolidated Group’s ability to preserve and use the Tax Benefits and for the application, administration and implementation of this Article XI.
(c)    In the event of a change in law making one or more of the following actions necessary or desirable, until the Restriction Release Date, the Board or any committee thereof may, by adopting a written resolution, (i) modify the ownership interest percentage in the Corporation or the Persons covered by this Article XI, (ii) modify the definitions of any terms set forth in this Article XI or (iii) modify the terms of this Article XI as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise relating to a change in law; provided, that the Board or committee shall not cause there to be such modification unless it determines that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Corporation deems appropriate.
(d)    In the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition used herein, the Board shall have the power to determine the application of such provisions. In the event this Article XI requires an action by the Board but fails to provide specific guidance with respect to such action, the Board or any committee thereof shall have the power to determine the action to be taken. All such actions, calculations, interpretations and determinations that are done or made by the Board shall be conclusive and binding on the Corporation, the Agent and all other parties for all other purposes of this Article XI. The Board may delegate all or any portion of its duties and powers under this Article XI to a committee of the Board as it deems necessary or advisable, and the Board and such committee may exercise the authority granted by this Article XI through duly authorized officers or agents of the Corporation. Nothing in this Article XI shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.
11.10    Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board or any committee thereof shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer, the Secretary or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XI, and the members of the Board shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D, 13F or 13G under the Securities Exchange Act of 1934, or similar statements, reports or other filings, as of any date, subject to its actual knowledge of the ownership of Corporation Securities.
11.11    Benefits of this Article. Nothing in this Article XI shall be construed to give to any Person other than the Corporation, the Agent and members of the Board and such committee thereof any legal or equitable right, remedy or claim under this Article XI. This Article XI shall be for the sole and exclusive benefit of the Corporation and its stockholders, the Agent and members of the Board or any such committee thereof.
11.12    Severability. The purpose of this Article XI is to facilitate the Corporation U.S. Consolidated Group’s and its subsidiaries’ ability to maintain or preserve its Tax Benefits. If any provision of this Article XI or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XI.
11.13    Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article XI, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
11.14    Limitation of Liability. To the maximum extent permitted by Delaware law, no director shall be liable for any breach of any duty under this Article XI, it being understood that no director shall be responsible to the Corporation, any stockholder or any other Person for any action taken or omitted to be taken under this Article XI. In particular, without creating any liability to any Person, the Board may distinguish between stockholders in connection with any Request under this Article XI.
ARTICLE XII
12.1    Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, or employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the Corporation’s bylaws (each, as in effect from time to time), or (d) any action asserting a claim against the Corporation, or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
Any person or entity purchasing, or otherwise acquiring or holding any interest in shares of the Corporation’s capital stock shall be deemed to have notice of, and to have consented to, the provisions of this Section 12.1. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 12.1 with respect to any current or future actions or claims.
12.2    Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XIII
The Corporation elects not to be governed by Section 203 of the DGCL, “Business Combinations with Interested Stockholders”, as permitted under and pursuant to subsection (b)(1) thereof.
ARTICLE XIV
Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called by (a) the Chair of the Board, if there be one, (b) the President/Chief Executive Officer or (c) the majority of the Board. The ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied.
ARTICLE XV
It is expressly acknowledged and agreed that each Investor, Investor Designee, and their Affiliates (as defined in the Stockholders’ Agreement) (collectively, the “Exempted Persons”) currently has, and will in the future have or will consider acquiring, investments in numerous companies with respect to which such Exempted Person may serve as an advisor, a director or in some other capacity and, in recognition that such Exempted Person may have myriad duties to various investors and partners and, in anticipation that the Corporation on the one hand, and such Exempted Person on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of business opportunities, it is expressly acknowledged and agreed that:(x) each Exempted Person has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries; (y) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a business opportunity for each of the Corporation or any of its subsidiaries, on the one hand, and such

Exempted Person or any other Person, on the other hand, such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such business opportunity to the Corporation or any of its subsidiaries, as the case may be, and the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy in any such opportunity; and (z) notwithstanding anything to the contrary, no Exempted Person shall be liable to the Corporation or any of its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation or any of its subsidiaries; provided, however, that this Article XV shall not apply to any individual who is an officer or employee of the Corporation or any of its subsidiaries. Any business opportunity that is presented to, or comes to the attention of, any officers or employees of the Corporation or any of its subsidiaries in his or her capacity as such will remain the exclusive property of the Corporation or such subsidiary, as applicable.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on June 11, 2026.

FORBRIGHT, INC.

By:	/s/ Kori Ogrosky
Kori Ogrosky
Chief Legal Officer and Corporate
Secretary
[Signature Page of Amended and Restated Certificate of Incorporation]